Exhibit 99.1

Walker & Dunlop Reports 88% Increase in

Adjusted Earnings Per Share on Record Loan Originations

THIRD QUARTER 2014 HIGHLIGHTS

•	Loan origination volume of $3.1 billion

•	Total revenues of $98.1 million

•	GAAP net income of $15.1 million, or $0.47 per diluted share

•	Adjusted EBITDA[1] of $20.7 million

•	Servicing portfolio of $41.2 billion at September 30, 2014

Bethesda, MD – November 6, 2014 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported today total revenues of $98.1 million for the third quarter 2014, up 33% from $73.7 million for the third quarter 2013. GAAP net income and adjusted net income2 for the third quarter 2014 were the same at $15.1 million, or $0.47 per diluted share. This is compared to third quarter 2013 GAAP net income of $8.1 million, or $0.23 per diluted share and adjusted net income of $8.7 million, or $0.25 per diluted share. Adjusted EBITDA for the third quarter 2014 was $20.7 million compared to $10.9 million for the third quarter 2013, a 90% increase.

“This quarter marks the highest loan origination volume in the history of Walker & Dunlop and reflects the dramatic growth and market leadership position we have gained over the past several years,” commented Walker & Dunlop Chairman and CEO Willy Walker. “Our originations for the quarter increased by 77% year over year, outpacing the growth of the overall commercial real estate market that saw originations increase by 16% during the same period. Of our $3.1 billion volume, we originated $2.3 billion of loans with Fannie Mae and Freddie Mac, up dramatically over previous quarters, driving a 33% increase in total revenues to $98.1 million. We continue to see pressure on servicing fees in this competitive lending environment, yet due to the volume of loan originations and growth in servicing fees, net income almost doubled from the same quarter last year to $15.1 million. Servicing income surpassed $25.0 million this quarter for the first time ever due to the aggregate portfolio now exceeding $41.2 billion. Adjusted EBITDA was up 90% to $20.7 million, benefitting from increased servicing fees and interest income from our balance sheet lending. It is wonderful to see our lending with the GSEs grow so dramatically while watching the investments we have made over the past several years start to impact our financial results.”

“As we look forward,” Walker continued, “the recent acquisition of Johnson Capital will add 34 loan originators to the Walker & Dunlop platform and more than double the size of our Capital Markets group. Commercial loan maturities are set to increase over 70% between 2014 and 2015, and we will continue to focus on expanding our platform to capture as much deal flow over the coming years as we possibly can. Fannie Mae and Freddie Mac are back as the dominant sources of capital to the multifamily industry, and our market leadership position with the GSEs is showing its value daily. We will continue to expand our loan origination platform while also scaling our GSE, HUD, balance sheet, and CMBS lending operations. It is this combination of access to deal flow and lending expertise that makes our business model so profitable and unique. 2015 is going to be a very active year, and we have positioned our firm extremely well to be a major provider of credit to the commercial real estate industry.”

OPERATING RESULTS

TOTAL REVENUES were $98.1 million for the third quarter 2014 compared to $73.7 million for the third quarter 2013, a 33% increase. The increase was driven by the increase in loan originations and servicing fees. Within the components of revenue, mortgage banking gains increased 40% to $63.3 million, servicing fees increased 9% to $25.0 million, net warehouse interest income increased 183% to $5.0 million, and other revenue increased 37% to $3.6 million.

GAINS FROM MORTGAGE BANKING ACTIVITIES for the third quarter 2014 were $63.3 million compared to $45.3 million for the third quarter 2013, a 40% increase. LOAN ORIGINATION FEES were $35.4 million for the third quarter 2014 compared to $23.8 million for the third quarter 2013, a 49% increase. GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $27.8 million for the third quarter 2014 compared to $21.5 million for the third quarter 2013, a 30% increase. Competition and an increase in average loan size resulted in lower average servicing fees on Fannie Mae originations, which tempered the volume-driven increase in gains attributable to mortgage servicing rights.

TOTAL EXPENSES were $73.6 million for the third quarter 2014 compared to GAAP total expenses of $60.9 million and adjusted total expenses2 of $59.9 million for the third quarter 2013. The increase in total expenses was due to an increase in variable compensation related to the record loan origination volume and an increase in bonus expense based on the year over year improvement in company performance, an increase in interest expense on corporate debt resulting from our additional corporate borrowing in the fourth quarter of 2013, and an increase in the provision for credit losses. Personnel expense for the third quarter 2014 was $41.9 million, an increase of 35% from $31.1 million for the third quarter 2013 primarily due to higher variable compensation, partially offset by a reduction in salaries and benefits expense due to a decrease in headcount. Personnel expense as a percentage of total revenues in the third quarter 2014 was 43%, compared to 42% in the same quarter last year.

INCOME FROM OPERATIONS was $24.5 million for the third quarter 2014 compared to GAAP income from operations of $12.7 million and adjusted income from operations2 of $13.8 million for the third quarter 2013. OPERATING MARGIN was 25% for the third quarter 2014 compared to GAAP operating margin of 17% and ADJUSTED OPERATING MARGIN2 of 19% for the third quarter 2013.

ADJUSTED EBITDA was $20.7 million for the third quarter 2014 compared to $10.9 million in the prior year, a 90% increase. The increase is primarily due to growth in servicing fees, increased interest income from loans held for sale and loans held for investment, and higher origination volumes and associated fees, partially offset by higher personnel expense.

LOAN ORIGINATION VOLUME

LOAN ORIGINATIONS were $3.1 billion for the third quarter 2014 compared to $1.8 billion for the third quarter 2013, a 77% increase. Loan originations with Fannie Mae and Freddie Mac were $2.3 billion, up 193% from the third quarter 2013, and HUD volumes totaled $162.6 million a 40% decrease from the third quarter 2013. Brokered loan originations totaled $538.1 million, a 12% decrease from the third quarter 2013. Interim loan originations totaled $82.9 million, an 18% decrease from the third quarter 2013. Originations for the Company’s CMBS partnership were $49.8 million for the third quarter 2014 compared to zero for the same quarter last year.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $41.2 billion at September 30, 2014, a 7% increase from $38.7 billion at September 30, 2013. With an average loan term of over ten years and the WEIGHTED AVERAGE SERVICING FEE at 24 basis points, we continue to benefit from this very profitable and stable cash annuity. SERVICING FEES were $25.0 million for the third quarter 2014 compared to $23.0 million for the third quarter 2013, a 9% increase.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $16.1 billion at September 30, 2014 compared to $14.9 billion at September 30, 2013.

The Company’s at risk servicing portfolio continues to demonstrate strong credit performance:

There were no 60+ DAY DELINQUENCIES at September 30, 2014 compared to six basis points of the at risk portfolio at September 30, 2013.

THE PROVISION FOR RISK-SHARING OBLIGATIONS associated with loans in the at risk servicing portfolio was $1.2 million for the third quarter 2014 compared to a net recovery of $0.2 million for the third quarter 2013. NET WRITE-OFFS for the third quarter 2014 were $2.1 million, or one basis point of the September 30, 2014 at risk servicing portfolio, compared to $3.7 million for the third quarter 2013, or two basis points of the September 30, 2013 at risk servicing portfolio. Net write-offs represent the settlement of the Company’s guaranty obligations related to losses provisioned for in prior periods.

The on-balance sheet INTERIM LOAN PORTFOLIO, which is comprised of loans for which we have full risk of loss, was $207.2 million at September 30, 2014 compared to $119.4 million at September 30, 2013. Although all of our interim loans are current and performing, the Company provides a general reserve for potential losses. For the third quarter 2014, the provision for loan losses was $0.3 million compared to zero for the third quarter 2013.

YEAR-TO-DATE RESULTS

TOTAL REVENUES for the nine months ended September 30, 2014 were $248.2 million compared to $233.6 million for the same period last year, a 6% increase. The increase in total revenues was largely driven by a 17% increase in LOAN

ORIGINATIONS from $6.1 billion to $7.1 billion. GAINS FROM MORTGAGE BANKING ACTIVITIES decreased slightly from $151.3 million to $150.1 million. Gains attributable to MSRs declined primarily because of lower average Fannie Mae servicing fees due to competition and the size of loans originated. This decline in gains attributable to MSRs was partially offset by a 9% growth in servicing fees and increases in both net interest income and prepayment fees. In the first nine months of 2014, 31% of total revenues came from servicing and asset management fees, up from 29% in the same period last year, moving us closer to our goal of 50% by the end of 2017.

GAAP TOTAL EXPENSES for the nine months ended September 30, 2014 were $190.8 million compared to GAAP total expenses of $184.7 million for the nine months ended September 30, 2013, an increase of 3%. ADJUSTED TOTAL EXPENSES for the nine months ended September 30, 2014 were $190.3 million compared to adjusted total expenses of $181.1 million for the nine months ended September 30, 2013, an increase of 5%. The increase in total expenses was largely due to an increase in corporate debt expense, partially offset by a decrease in operating expenses. Personnel expense as a percentage of total revenues for the nine months ended September 30, 2014 was 40% compared to 41% for the same period last year, demonstrating that the Company is effectively managing costs and maintaining efficiency as it grows.

GAAP OPERATING MARGIN for the nine months ended September 30, 2014 was 23% compared to GAAP operating margin of 21% and ADJUSTED OPERATING MARGIN of 22% for the same period last year. GAAP NET INCOME for the nine months ended September 30, 2014 was $35.2 million compared to GAAP net income of $30.3 million for the same period last year, an increase of 16%. ADJUSTED NET INCOME for the nine months ended September 30, 2014 was $35.5 million compared to adjusted net income of $32.5 million for the same period last year, an increase of 9%.

ADJUSTED EBITDA was $61.4 million for the nine months ended September 30, 2014 compared to $38.6 million for the same period last year, a 59% increase. The increase was driven by growth in our non-origination income such as servicing fees and net interest income, as well as by continued expense management.

1 Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to GAAP net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metrics Reconciliation to GAAP.”

2 The amortization of customer contracts acquired from CWCapital, and other acquisition and integration costs related specifically to the CWCapital acquisition, are not reflective of our ongoing operations and have been excluded to facilitate a comparison of our period over period results. For details of these adjustments for the three and nine month periods ended September 30, 2014 and 2013, and a reconciliation of adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations, and adjusted operating margin, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metrics Reconciliation to GAAP.” There were no adjustments made during the second and third quarters 2014.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Thursday, November 6, 2014 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (866) 952-1906 from within the United States or (785) 424-1825 from outside the United States and are asked to reference the Conference ID: WDQ314. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time November 6, 2014 through November 20, 2014. Please call (800) 723-0520 from the United States or (402) 220-2653 from outside the United States. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, MD, is one of the premier commercial real estate finance companies in the nation. The firm’s scaled lending platform provides customers with a comprehensive suite of financing solutions for multifamily and commercial properties located across the United States. Walker & Dunlop has more than 450 professionals with an unyielding commitment to client satisfaction located in 22 offices nationwide. For more information, please visit www.walkerdunlop.com.

Non-GAAP Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company presents the following non-GAAP financial measures, each of which excludes certain expenses that are not reflective of our ongoing operations: adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations and adjusted operating margin. These supplemental measures exclude the amortization of customer contracts acquired from CWCapital and other acquisition and integration costs related specifically to the CWCapital acquisition.

In addition, the Company presents adjusted EBITDA which is not a recognized measurement under GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, GAAP net income. Adjusted EBITDA represents GAAP net income before income taxes, interest expense on our term loan facility, depreciation and amortization, provision for credit losses, net of write-offs, stock based incentive compensation charges, and removes the benefit of non-cash revenues such as gains attributable to MSRs. In addition, adjusted EBITDA further excludes the impact of the aforementioned amortization of customer contracts and other acquisition and integration costs related specifically to the CWCapital acquisition. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges, that are used to determine compliance with financial covenants.

The Company believes that adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations and adjusted operating margin facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because the amortization of customer contracts and other acquisition and integration related costs are not, in our view, related to the Company’s ongoing operational performance. We use these non-GAAP measures, including adjusted EBITDA, to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and

•	a better understanding of how management plans and measures the Company’s underlying business.

These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

For more information on these non-GAAP financial measures, refer to the section of this press release below titled “Adjusted Financial Metrics Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement. While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ‘‘Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent SEC filings. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Senior Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2014 and December 31, 2013

(In thousands, except per share data)

	September 30,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$84,613	$170,563
Restricted cash	19,735	5,427
Pledged securities, at fair value	60,740	49,651
Loans held for sale, at fair value	788,335	281,477
Loans held for investment, net	205,091	134,656
Servicing fees and other receivables, net	29,244	27,592
Derivative assets	26,494	19,563
Mortgage servicing rights	352,704	353,024
Goodwill and other intangible assets	61,215	61,777
Other assets	26,044	25,236

Total assets	$1,654,215	$1,128,966

Liabilities and stockholders’ equity

Liabilities
Accounts payable and other liabilities	$133,447	$143,452
Performance deposits from borrowers	19,316	5,234
Derivative liabilities	2,586	222
Guaranty obligation, net of accumulated amortization	23,794	23,489
Allowance for risk-sharing obligations	3,871	7,363
Warehouse notes payable	890,976	373,107
Note payable	172,139	173,258

Total liabilities	$1,246,129	$726,125

Stockholders’ Equity
Preferred shares, Authorized 50,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000; issued and outstanding 31,812 shares at September 30, 2014 and 34,000 shares at December 31, 2013	318	340
Additional paid-in capital	215,050	244,954
Retained earnings	192,718	157,547

Total stockholders’ equity	$408,086	$402,841

Commitments and contingencies

Total liabilities and stockholders’ equity	$1,654,215	$1,128,966

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except per share data)

Unaudited

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Revenues
Gains from mortgage banking activities	$63,280	$45,278	$150,107	$151,285
Servicing fees	25,036	22,954	72,341	66,465
Net warehouse interest income	5,045	1,783	11,177	5,166
Escrow earnings and other interest income	1,127	1,037	3,322	2,895
Other	3,567	2,598	11,227	7,758

Total revenues	$98,055	$73,650	$248,174	$233,569

Expenses
Personnel	$41,919	$31,091	$100,507	$96,682
Amortization and depreciation	19,818	20,513	57,374	57,241
Provision for credit losses	1,487	(155)	1,595	997
Interest expense on corporate debt	2,592	854	7,786	2,692
Other operating expenses	7,745	8,643	23,577	27,121

Total expenses	$73,561	$60,946	$190,839	$184,733

Income from operations	$24,494	$12,704	$57,335	$48,836
Income tax expense	9,381	4,649	22,164	18,512

Net income	$15,113	$8,055	$35,171	$30,324

Basic earnings per share	$0.48	$0.24	$1.09	$0.90

Diluted earnings per share	$0.47	$0.23	$1.08	$0.88

Basic weighted average shares outstanding	31,788	33,859	32,342	33,711

Diluted weighted average shares outstanding	32,049	34,383	32,658	34,316

Operating Data

Unaudited

	For the three months ended September 30,		For the nine months ended September 30,
(Dollars in thousands)	2014	2013	2014	2013
Origination Data:
Fannie Mae	$1,171,960	$585,105	$2,573,745	$2,119,844
Freddie Mac	1,119,034	197,496	2,100,818	1,327,874
Ginnie Mae—HUD	162,566	269,929	577,600	831,080
Brokered (1)	538,059	610,259	1,560,390	1,636,837
Interim Loans	82,873	100,700	229,929	138,620
CMBS (2)	49,773	—	49,773	—

Total	$3,124,265	$1,763,489	$7,092,255	$6,054,255

Key Metrics (as a percentage of total revenues):
Personnel expenses	43%	42%	40%	41%
Other operating expenses	8%	12%	10%	12%
Total expenses	75%	83%	77%	79%
Adjusted total expenses (3)	75%	81%	77%	78%
Operating margin	25%	17%	23%	21%
Adjusted operating margin (3)	25%	19%	23%	22%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.13%	1.35%	1.21%	1.33%
Fair value of MSRs created, net	0.89%	1.22%	0.91%	1.17%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (4)	1.13%	2.04%	1.23%	1.61%

			As of September 30,
Servicing Portfolio by Type:			2014	2013
Fannie Mae			$19,985,005	$19,652,217
Freddie Mac			11,640,900	10,147,022
Ginnie Mae—HUD			5,109,236	4,999,398
Brokered (1)			4,218,389	3,748,564
Interim Loans			207,193	119,420
CMBS (5)			58,473	—

Total			$41,219,196	$38,666,621

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate			0.24%	0.24%

(1)	Brokered transactions for commercial mortgage backed securities, life insurance companies, and commercial banks.
(2)	Brokered transactions for our CMBS partnership. For both the three and nine months ended September 30, 2014, the CMBS partnership’s loan originations totaled $58.5 million.
(3)	This is a non-GAAP financial measure. For more information on our non-GAAP financial measures, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of GSE and HUD volume. No MSRs are recorded for “brokered” transactions or interim loan program originations.
(5)	Loans serviced by us that were originated through our CMBS partnership. All loans originated by the CMBS partnership, whether brokered by us or not, are serviced by us.

ADJUSTED FINANCIAL METRICS RECONCILIATION TO GAAP

Unaudited

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
(in thousands, except per share amounts)
Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share
GAAP net income	$15,113	$8,055	$35,171	$30,324
Shares (1)	32,049	34,383	32,658	34,316

GAAP diluted earnings per share	$0.47	$0.23	$1.08	$0.88

GAAP net income	$15,113	$8,055	$35,171	$30,324
Adjustments:
Amortization of intangibles	—	1,055	509	2,764
Lease modification	—	—	—	825
Income tax impact of adjustments	—	(389)	(195)	(1,374)

Adjusted net income	$15,113	$8,721	$35,485	$32,539
Shares (1)	32,049	34,383	32,658	34,316

Adjusted diluted earnings per share	$0.47	$0.25	$1.09	$0.95

Reconciliation of GAAP Income from Operations and GAAP Operating Margin to Adjusted Income from Operations and Adjusted Operating Margin
GAAP income from operations	$24,494	$12,704	$57,335	$48,836
Total revenues	98,055	73,650	248,174	233,569

GAAP operating margin	25%	17%	23%	21%

GAAP income from operations	$24,494	$12,704	$57,335	$48,836
Adjustments:
Amortization of intangibles	—	1,055	509	2,764
Lease modification	—	—	—	825

Adjusted income from operations	$24,494	$13,759	$57,844	$52,425
Total revenues	98,055	73,650	248,174	233,569

Adjusted operating margin	25%	19%	23%	22%

Reconciliation of GAAP Total Expenses to Adjusted Total Expenses
GAAP total expenses	$73,561	$60,946	$190,839	$184,733
Adjustments:
Amortization of intangibles	—	(1,055)	(509)	(2,764)
Lease modification	—	—	—	(825)

Adjusted total expenses	$73,561	$59,891	$190,330	$181,144

ADJUSTED FINANCIAL METRICS RECONCILIATION TO GAAP (continued)

Unaudited

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Reconciliation of GAAP Net Income to Adjusted EBITDA
GAAP net income	$15,113	$8,055	$35,171	$30,324
Recurring Adjustments:
Income tax expense	9,381	4,649	22,164	18,512
Interest expense	2,592	854	7,786	2,692
Amortization and depreciation	19,818	20,513	57,374	57,241
Provision for credit losses	1,487	(155)	1,595	997
Net write-offs	(2,111)	(3,706)	(4,737)	(8,206)
Stock compensation expense	2,239	2,142	6,514	6,846
Gains attributable to mortgage servicing rights (2)	(27,834)	(21,462)	(64,468)	(70,616)
Other Adjustments:
Lease modification	—	—	—	825

Adjusted EBITDA	$20,685	$10,890	$61,399	$38,615

(1):	Diluted weighted average shares outstanding.
(2):	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.

Key Credit Metrics

Unaudited

	As of and for the three months ended September 30,		As of and for the nine months ended September 30,
(Dollars in thousands)	2014	2013	2014	2013
Key Credit Metrics
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$13,891,089	$13,040,301	$13,891,089	$13,040,301
Fannie Mae Modified Risk	4,628,516	4,220,132	4,628,516	4,220,132
Freddie Mac Modified Risk	53,645	68,678	53,645	68,678
GNMA-HUD Full Risk	4,763	4,895	4,763	4,895

Total risk-sharing servicing portfolio	$18,578,013	$17,334,006	$18,578,013	$17,334,006

Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$1,465,400	$2,391,784	$1,465,400	$2,391,784
Freddie Mac No Risk	11,587,255	10,078,344	11,587,255	10,078,344
GNMA-HUD No Risk	5,104,473	4,994,503	5,104,473	4,994,503
Brokered	4,218,389	3,748,564	4,218,389	3,748,564
CMBS	58,473	—	58,473	—

Total non risk-sharing servicing portfolio	$22,433,990	$21,213,195	$22,433,990	$21,213,195

Total loans serviced for others	$41,012,003	$38,547,201	$41,012,003	$38,547,201

Interim loans (full risk) servicing portfolio	$207,193	$119,420	$207,193	$119,420

Total servicing portfolio unpaid principal balance	$41,219,196	$38,666,621	$41,219,196	$38,666,621

At risk servicing portfolio (1)	$16,121,551	$14,856,102	$16,121,551	$14,856,102
Maximum exposure to at risk portfolio (2)	3,836,263	3,584,502	3,836,263	3,584,502
60+ Day delinquencies, within at risk portfolio	—	9,115	—	9,115
At risk loan balances associated with allowance for risk-sharing obligations	$30,843	$72,058	$30,843	$72,058

Allowance for risk-sharing obligations:
Beginning balance	$4,806	$12,322	$7,363	$15,670
Provision for risk-sharing obligations	1,176	(155)	1,245	997
Net write-offs	(2,111)	(3,706)	(4,737)	(8,206)

Ending balance	$3,871	$8,461	$3,871	$8,461

60+ Day delinquencies as a percentage of the at risk portfolio	0.00%	0.06%	0.00%	0.06%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.02%	0.06%	0.02%	0.06%
Net write-offs as a percentage of the at risk portfolio	0.01%	0.02%	0.03%	0.06%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	12.55%	11.74%	12.55%	11.74%
Allowance for risk-sharing as a percentage of maximum exposure	0.10%	0.24%	0.10%	0.24%
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.72%	0.87%	0.72%	0.87%

(1)	At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac and GNMA-HUD loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all but three of the Company’s risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.